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                                                                      EXHIBIT 11

                         NU HORIZONS ELECTRONICS CORP.



                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    ----------------------------------------
                                  (Unaudited)
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                                         FOR THE SIX MONTHS ENDED           FOR THE THREE MONTHS ENDED
                                         ------------------------           --------------------------
                                         AUGUST 31,    AUGUST 31,           AUGUST 31,      AUGUST 31,
                                           1995          1994                  1995            1994
                                        ----------    ----------            ----------      ----------

PRIMARY EARNINGS:
-----------------
NET INCOME                              $ 4,037,005   $2,413,385            $ 2,405,908       $1,149,720
                                        ===========  ===========            ===========      ===========
SHARES:

  Weighted average
   number of common
   shares and common
   share equivalents
   outstanding                            7,950,562    7,834,620              8,009,707        7,843,336
                                        ===========  ===========            ===========      ===========

PRIMARY EARNINGS PER
 COMMON SHARE                           $       .51   $      .31            $       .30       $      .15
                                        ===========  ===========            ===========      ===========

FULLY DILUTED EARNINGS:
-----------------------

  Net Income                            $ 4,037,005   $2,413,385            $ 2,405,908       $1,149,720
  Net (after tax)
   interest expense
   related to
   convertible debt                         365,062            -                182,531                -
                                        -----------  -----------            -----------      -----------

NET INCOME AS ADJUSTED                  $ 4,402,067   $2,413,385            $ 2,588,439       $1,149,720
                                        ===========  ===========            ===========      ===========
SHARES:

  Weighted average
   number of common
   shares and common
   share equivalents
   outstanding                            7,950,562    7,834,620              8,009,707        7,843,336

  Additional options
    not included above                      706,501      277,675                663,236          284,626

  Assuming conversion
   of convertible debt                    1,666,666            -              1,666,666                -
                                        -----------  -----------            -----------      -----------

  Weighted average
   number of common
   shares outstanding
   as adjusted                           10,323,729    8,112,295             10,339,609        8,127,962
                                        ===========  ===========            ===========      ===========

FULLY DILUTED EARNINGS
PER COMMON SHARE                        $       .43   $      .30            $       .25       $      .14
                                        ===========  ===========            ===========      ===========

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